Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”) is made and entered into on March 12, 2021 (the “Effective Date”) by and among HERITAGE BANK OF COMMERCE, a California banking corporation (“HBC”), and HERITAGE COMMERCE CORP, a California bank holding company (“HCC”) (HBC and HCC are referred to hereinafter collectively as the “Company”) and KEITH WILTON (“Employee”). HCC, HBC, and Employee are collectively, the “Parties”.

WHEREAS, Employee and the Company desire to settle fully and amicably all issues between them, and to resolve fully and finally any and all claims and potential claims and disputes, known or unknown, in a final and binding manner, including any issues arising out of Employee’s employment with the Company and the termination of that employment; and

WHEREAS, the settlement provided for herein is not and shall not in any way be construed or deemed to be evidence or an admission or a concession of any fault, liability, fact, or amount of damages, validity of defense, or any other matter whatsoever on the part of any of the Parties, except as expressly provided for in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable mutually agreed upon consideration, receipt of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.          Termination of Employment. Employee has voluntarily retired and therefore voluntarily resigns from Employee’s employment with the Company, and each of its subsidiaries, effective March 12, 2021 (the “Separation Date”). As of the Separation Date, Employee will not represent to any person, organization, or entity that Employee is employed by the Company or any of its subsidiaries.

2.             Resignation from Boards. Effective as of the Separation Date, Employee has resigned as a director on the HCC Board of Directors, the HBC Board of Directors, and any Board of Directors of any direct or indirect subsidiary of either HCC or HBC.

3.            Compensation and Benefits. Subject to the terms of this Agreement, and provided that Employee does not exercise any rights of revocation specified in Section 8 below, the Company shall compensate Employee under this Agreement as follows:

(a)          Severance Amount. The Company will pay the gross total sum of One Million Four Hundred Seventy-Five Thousand Eight Hundred Ninety-Five U.S. Dollars and Thirty-Three Cents ($1,475,895.33) to Employee (the “Severance Payment”). The Severance Payment shall be paid to Employee on the first regular payroll date following the expiration of the revocation period specified in Section 8 below. The Severance Payment shall be treated as wages and subject to all taxes and other payroll deductions required by law.

(b)         Accrued Salary and Vacation. Employee acknowledges that Employee has received from the Company all of Employee’s annual base salary, vacation pay, and automobile allowances earned or accrued through April 11, 2021.

(c)            COBRA. Employee will receive thirty-six (36) months of continuation of medical coverage for the Employee and his dependents pursuant to The Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and under applicable California law (“Cal COBRA”). The Company will pay one hundred percent (100%) of premiums for COBRA to the Employee each month for the 36 -month period from the Separation Date.

(d)            Restricted Stock Vesting. The Company’s Board of Directors and Compensation Committee shall cause and take actions necessary to accelerate the 100% vesting of 25,012 shares of HCC common stock that, as of the Effective Date of this Agreement, are unvested and forfeitable upon termination of Employee’s employment.

(e)            Out Placement Services. The Company will reimburse Employee up to $5,000 for bona fide, professional out placement services upon presentation of receipts, invoices or other appropriate evidence of such expense in accordance with policies of the Company.

4.           Termination of Benefits. Except as provided in Section 3 above or as may be required by law, Employee’s participation in all employee benefit (retirement, pension, long-term care, life insurance, and welfare) and compensation plans of the Company shall cease as of the Separation Date.

5.           Employee Acknowledgement. Employee acknowledges that, subject to the Company’s payment of the Compensation and Benefits provided for in Section 3 above, Employee has been fully compensated by the Company, including under all applicable laws, and that nothing further is owed to Employee with respect to wages, bonuses, severance, auto allowances, other compensation, or benefits, including, but not limited to: (a) any compensation under the Company’s Management Incentive Plan (including the Executive Cash Incentive Plan for 2021); (b) the Employment Agreement; and (c) disability insurance, life insurance, long-term care insurance, 401(k) employer contribution, Company automobile and other Company-owned equipment, membership dues, etc., or any other compensation or benefits. Employee acknowledges and represents that, as of the date Employee signs this Agreement, Employee has submitted to the Company any and all requests for reimbursements for business related expenses in accordance with the Company’s policy on business expense reimbursements. Employee further acknowledges that the Compensation and Benefits provided for in Section 3 above are consideration for Employee’s promises contained in this Agreement and are above and beyond any wages, bonuses, severance, other compensation, or benefits to which Employee is entitled from the Company under the terms of Employee’s employment or under any other contract or law that Employee would be entitled to absent execution of this Agreement.

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6.            Future Cooperation.

(a)          Legal and Regulatory Matters. In connection with any and all claims, disputes, negotiations, governmental, regulatory internal or other investigations, examinations, lawsuits, or administrative proceedings (the “Legal Matters”) involving the Company or any affiliate, or any of their current or former officers, employees or board members (collectively, the “Disputing Parties” and, individually, each a “Disputing Party”), Employee shall cooperate and make himself reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide to the extent of his knowledge of facts concerning the Company’s business information and documents, provide declarations, affidavits, and statements regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Company, be reasonably requested. The Company shall consult with Employee and make reasonable efforts to schedule such assistance so as not to materially disrupt Employee’s business and personal affairs. The Company shall reimburse all reasonable expenses incurred by Employee in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Company and are documented in a manner consistent with expense reporting policies of the Company as may be in effect from time to time. This Section shall not limit in any way the Company’s and Employee’s obligations under the Company’s by-laws, charter provisions, and Indemnification Agreement entered into by the Employee and HCC, dated February 1, 2019.

7.            Release.

(a)          Employee’s General Release of Claims. Employee, on Employee’s own behalf and that of Employee’s heirs, executors, attorneys, trustees, spouses, representatives, beneficiaries, administrators, successors, and assigns, fully, unconditionally, irrevocably, and forever releases, waives, and discharges HCC and HBC, all of HCC’s and HBC’s past, present, and future directors, officers, trustees, employees, representatives, agents, assigns, attorneys, shareholders, insurers, predecessors, successors, parents, subsidiaries, affiliates, related entities, and joint venturers, (and all past, present, and future directors, officers, trustees, employees, representatives, agents, assigns, attorneys, shareholders, and insurers of such predecessors, successors, parents, subsidiaries, affiliates, related entities, and joint venturers), and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of the Company, both in their official and individual capacities, (the “Releasees”) from and against any and all liabilities, claims, causes, of action, suits, charges, losses, damages, compensation, contracts, agreements, wages, penalties, complaints, injuries, expenses, obligations, demands, actions, and attorney’s fees and costs, of any kind whatsoever, whether now known or unknown, suspected or claimed (“Claims”), which Employee now has, may have had, or may ever have against any Releasee(s) relating to or arising out of any matter, fact, injury, incident, circumstances or thing whatsoever which occurred at any time from the beginning of time up through the date Employee executes this Agreement (the “Release”), including but not limited to, all, Claims arising out of or relating to:

(i)            Employee’s employment or other association with the Company, and the termination of such employment,

(ii)           Wages, bonuses, other compensation, and benefits,

(iii)          Any employment or change in control contract,

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(iv)         Any employment law, statute, or regulation, including, but not limited to:

(1)            The United States and State of California Constitutions,

(2)            The Civil Rights Act of 1964,

(3)            The Civil Rights Act of 1991,

(4)            The Equal Pay Act,

(5)            The Employee Retirement Income Security Act of 1974, as amended,

(6)            The Age Discrimination in Employment Act of 1967, as amended (the “ADEA”),

(7)            The Americans with Disabilities Act,

(8)            Executive Order 11246,

(9)       the Family and Medical Leave Act; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act; the Reconstruction Era Civil Rights Act, as amended; the Sarbanes-Oxley Act; the Occupational Safety and Health Act; the Health Insurance Portability and Accountability Act; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code (including, without limitation, Section 132a and Sections 1400-1408); the California Government Code; the California Business & Professions Code Section 17200 et seq., the California Industrial Welfare Commission Orders and

(10)            Any other federal, state, or local statute, ordinance, or regulation relating to employment,

(11)            Any statutory or contractual right of payment, and

(12)        Any alleged tort or breach of contract under the common law of the State of California or any other state, including but not limited to, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.

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(b)        Waiver of Known & Unknown Claims, Including Specifically Waiver of California Civil Code Section 1542. Employee acknowledges that Employee is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Employee waives, surrenders, and shall forego any protection to which Employee would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of California. Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee hereby specifically acknowledges and agrees that Employee’s waiver of known and unknown claims and of Section 1542 of the Civil Code of the State of California is knowing and voluntary.

8.          Acknowledgment of Rights and Waiver of Claims Under the Age Discrimination In Employment Act (“ADEA”). Employee acknowledges and agrees that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and pursuant to the Older Workers Benefit Protection Act. Employee also acknowledges that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which Employee already is entitled, and that, but for this Agreement, Employee would not be entitled to the consideration set forth in Section 3 of this Agreement. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee’s waiver and release does not apply to any claims that arise after Employee’s execution of this Agreement; (b) Employee should consult with an attorney prior to executing this Agreement; (c) Employee has twenty-one (21) calendar days from Employee’s receipt of the Agreement to consider this Agreement (although Employee may by Employee’s own choice execute this Agreement earlier, but may not execute this agreement before his last day of work for the Company); (d) changes to the terms of the Agreement, whether material or immaterial, will not restart this twenty-one (21) day period; (e) Employee has seven (7) calendar days following Employee’s execution of this Agreement to revoke it in writing; and (f) this Agreement shall not be effective and enforceable unless and until the seven (7) day revocation period has expired without revocation of the Agreement by Employee. Employee may revoke this Release within seven (7) calendar days only by giving the Company formal, written notice of Employee’s revocation of this Release (by email) to Attention: Lawrence McGovern, larry.mcgovern@herbank.com. Such notice must be received by the Company before the expiration of the seven (7) day revocation period referenced above.

9.            Exclusions from General Release.

(a)           Excluded from the Release are any claims or rights (i) that cannot be waived by law including, but not limited to claims or rights to unemployment insurance and workers’ compensation benefits; (ii) to indemnification from the Company pursuant to an employment agreement, indemnification agreement, the Company’s bylaws, or any charter provision; (iii) to coverage under any applicable directors’ and officers’ liability insurance coverage for the Company or any Affiliate; (v) to benefits under any employee benefit plan that have accrued or arisen on or before the Effective Date; (vi) pursuant to any ERISA-governed retirement, pension or welfare benefit plan; or (vii) to file a charge with an administrative agency or participate in any agency investigation. Employee is, however, waiving the right to recover any money in connection with a charge or investigation. Employee is also waiving the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency. Notwithstanding the foregoing, Employee is not waiving the right to report possible securities law violations to the Securities and Exchange Commission and other governmental agencies or the right to receive any resulting whistleblower awards.

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10.            Covenant Not to Sue. A “covenant not to sue” is a legal term that means Employee promises not to file a lawsuit in court. It is different from the release of claims and waiver of rights contained in Section 7 above. In addition to waiving and releasing the claims covered by Section 7 above, Employee shall never sue the Releasees in any forum for any Claims covered by the Release. If Employee sues any of the Releasees in violation of this Agreement, Employee shall be liable to them for their reasonable attorneys’ fees and costs incurred in defending against Employee’s suit. If Employee has previously filed any lawsuit against any of the Releasees, Employee shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Employee’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.

11.            Non-Disparagement. Employee shall not disparage, speak negatively of, or vilify any of the Releasees, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, about the Releasees, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Employee shall do nothing that would damage the Company’s business reputation or goodwill. The Company’s Board of Directors and its Executive Vice-Presidents shall not disparage, speak negatively of, or vilify Employee, and shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, about Employee, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. The terms of this Section shall not apply if the Parties are testifying or otherwise making statements pursuant to an order of a court of competent jurisdiction, or an inquiry or subpoena issued under the authority thereof, in response to a written request from a government agency, or as otherwise authorized by law.

12.             Company Property.

(a)            Employee shall return to the Company all information, property, and supplies belonging to the Company or any of its affiliates, including any confidential or proprietary information, keys (for equipment or facilities), laptop computers and related equipment and devices, cellular phones, smart phones (including SIM cards), security cards, corporate credit cards, and the originals and all copies of all files, materials, and documents (whether in tangible or electronic form) containing confidential or proprietary information or relating to the business of the Company or any of its affiliates.

(b)            Employee shall not, at any time on or after the Separation Date, directly or indirectly use, access, or in any way a1ter or modify any of the databases, e-mail systems, software, computer systems, or hardware or other electronic, computerized, or technological systems of the Company or any of its affiliates. Employee acknowledges that any such conduct by Employee would be illegal and would subject Employee to legal action by the Company, including claims for damages and/or appropriate injunctive relief.

13.            No Admissions. The Company denies that the Company or any of its affiliates, or any of their employees or agents, has taken any improper action against Employee, and this Agreement shall not be admissible in any proceeding as evidence of improper action by the Company or any of its affiliates or any of their employees or agents.

14.           Confidentiality of Agreement. The Parties agree to keep confidential all negotiations leading up to the execution of the Agreement, including without limitation, all communications and documents exchanged in connection therewith, except as required by regulatory inquiry, law, or court order.

15.           Non-Waiver. The Company’s waiver of a breach of this Agreement by Employee shall not be construed or operate as a waiver of any subsequent breach by Employee of the same or of any other provision of this Agreement.

16.           Applicable Law. This Agreement shall be governed by the laws of the State of California, without reference to its choice of law rules.

17.           Legal Fees. In the event that either Party commences arbitration or litigation to enforce or protect such Party’s rights under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.

18.           Entire Agreement. This Agreement sets forth the entire integrated agreement between the Parties regarding the subject matter hereof, including but not limited to, Employee’s employment with the Company and termination of that employment. This Agreement supersedes any and all agreements, either orally or in writing, between the Parties, including but not limited to, the Employment Agreement, except that the Parties agree that only Sections 4, 10, and 11 of the Employment Agreement survive the termination of Employee’s employment with the Company and remain in full force and effect. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

19.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

20.           Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.

21.           Enforcement. Employee acknowledges and agrees that a material breach by Employee of this Agreement will cause irreparable damage to the Releasees. In the event of Employee’s material breach of this Agreement, in addition to any other remedies the Company may have, and without bond and without prejudice to any other rights and remedies that the Company may have for Employee’s breach of this Agreement, the Company shall be entitled to an injunction to prevent or restrain any such violation by Employee and all persons directly or indirectly acting for or with Employee. Employee stipulates that the restrictive period for which the Company is entitled to an injunction shall be extended for a period that equals the time period during which Employee is or has been in violation of the restrictions contained herein.

22.           No Presumption Against Drafting Party. The Parties agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the Parties’ negotiations. Each Party represents and warrants that he/it has sought and received legal counsel of his/its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against any Party on the ground that it was more responsible for drafting the provisions.

23.            Arbitration. All claims, controversies, disputes and other matters in question arising out of or relating to this Agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Agreement, including without limitation, any state or federal statutory claims, shall be resolved by binding arbitration in Santa Clara County, California, before a sole arbitrator (the “Arbitrator”) mutually selected by the parties from Judicial Arbitration and Mediation Services (“JAMS”) in accordance with the rules and procedures of JAMS then in effect. The obligation of the parties to arbitrate pursuant to this section shall be specifically enforced in accordance with, and shall be conducted consistently with the provisions of Title 9 of Part 3 of the California Code of Civil Procedure as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

24.          Severability. The provisions of this Agreement are severable. Any provision of this Agreement or portion thereof which is held to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining portion of any such provision or this Agreement as a whole, and without affecting the validity or enforceability of such provision in any other jurisdiction. However, if the release contained in Section 7 of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, Employee agrees, promptly upon the request of the Company, to execute a new release that is valid and enforceable.

25.            Tax Advice. Employee understands and agrees that the Company is not providing any tax or legal advice and makes no representation to Employee regarding any tax obligations or consequences, if any, related to this Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the dates set forth below their respective signatures below.

HERITAGE BANK OF COMMERCE		EMPLOYEE

By:	/s/ Jack Conner	By:	/s/ Keith Wilton
	Jack Conner Chairman of the Board		Keith Wilton

Date:	March 12, 2021	Date:	March 12, 2021

HERITAGE COMMERCE CORP

By:	/s/ Jack Conner
Jack Conner Chairman of the Board

Date:	March 12, 2021

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